Exhibit 5.1

SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SAN FRANCISCO, CA 94104 (415) 772 1200 (415) 772 7400 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

October 28, 2010

eBay Inc.

2145 Hamilton Avenue

San Jose, California

Re:	eBay Inc.

0.875% Notes due 2013

1.625% Notes due 2015

3.250% Notes due 2020

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (Registration No. 333-154449) (the “Registration Statement”) filed by eBay Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing $400,000,000 aggregate principal amount of the Company’s 0.875% Notes due 2013 (the “2013 Notes”), $600,000,000 aggregate principal amount of the Company’s 1.625% Notes due 2015 (the “2015 Notes”) and $500,000,000 aggregate principal amount of the Company’s 3.250% Notes due 2020 (together with the 2013 Notes and 2015 Notes, the “Notes”). The Notes are being issued under an Indenture dated as of October 28, 2010 (the “Base Indenture”), as amended and supplemented by a Supplemental Indenture dated as of October 28, 2010 (the “Supplemental Indenture;” the Base Indenture, as amended and supplemented by the Supplemental Indenture, is hereinafter called the “Indenture”), each between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We are familiar with (i) the Registration Statement, (ii) the Company’s prospectus dated October 20, 2008 (the “Base Prospectus”), (iii) the Company’s prospectus supplement dated October 21, 2010 supplementing the Base Prospectus and relating to the Notes, (iv) the Indenture, (v) the certificates evidencing the Notes in global form, and (vi) certain resolutions of the Board of Directors of the Company adopted on September 29, 2010 and of a Pricing Committee of the Board of Directors of the Company adopted on October 19, 2010, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in

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full force and effect, relating to, among other things, the Registration Statement and the issuance and sale of the Notes. We have also examined and relied upon originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other documents as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided that we make no such assumption with respect to any of the matters covered by clause (ii) or (iii) above insofar as any such matter relates to the Company.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Notes are duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law).

This opinion letter is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. We express no opinion as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed with the SEC on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/ Sidley Austin LLP

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